TOUCHSTONE VARIABLE SERIES TRUST
AMENDMENT TO
AMENDED AND RESTATED AGREEMENT
AND DECLARATION OF TRUST
December 19, 2019
The undersigned, being a majority of the Trustees of Touchstone Variable Series Trust (the “Trust”), acting pursuant to Article V, Section 5.11, and Article VIII, Section 8.3 of the Trust’s Amended and Restated Agreement and Declaration of Trust, dated November 21, 2002, as amended (the “Declaration”), hereby adopt the following resolutions:
WHEREAS, pursuant to (i) an Agreement and Plan of Reorganization among Touchstone Common Stock Fund (an “Acquiring Fund”) and Touchstone Focused Fund (a “Target Fund”), (ii) an Agreement and Plan of Reorganization among Touchstone Common Stock Fund (an “Acquiring Fund”) and Touchstone Large Cap Core Equity Fund (a “Target Fund”), and (iii) an Agreement and Plan of Reorganization among Touchstone Bond Fund (an “Acquiring Fund”) and Touchstone Active Bond Fund (a “Target Fund”), each Acquiring Fund and Target Fund being a series of the Trust, executed by the Trust pursuant to authorization granted by the Trustees of the Trust (the “Board”) at a Board meeting held on February 12, 2019, pursuant to notice duly given and at which a quorum consisting of at least a majority of the Trustees was present and acting throughout, each Target Fund (i) transferred all of its assets to the corresponding Acquiring Fund in exchange solely for shares of beneficial interest of the Acquiring Fund and the assumption by the Acquiring Fund of all the liabilities of the Target Fund; and (ii) distributed pro rata to Target Fund shareholders the Acquiring Fund shares received in complete liquidation and termination of the Target Fund; and
WHEREAS, as of the date hereof, there are no shares outstanding of the Touchstone Focused Fund, Touchstone Large Cap Core Equity Fund, and Touchstone Active Bond Fund.
RESOLVED, that pursuant to Article V, Section 5.11 of the Declaration, the Shares of the Touchstone Focused Fund, Touchstone Large Cap Core Equity Fund, and Touchstone Active Bond Fund, and the establishment and designation thereof, are hereby abolished;
FURTHER RESOLVED, that pursuant to Article V, Section 5.11 of the Declaration, this instrument shall have the status of an amendment to the Declaration (the “Amendment”), and this Amendment shall be effective as of the date first written above;

FURTHER RESOLVED, that following execution of this Amendment the proper officers of the Trust be, and they hereby are, authorized to file or cause to be filed the Amendment with the Office of the Secretary of the Commonwealth of Massachusetts and the Clerk of the City of Boston; and
FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized to take any and all actions and steps, to approve, authorize, execute, and make any and all filings, and to execute any and all documents and instruments, as they or any one of them in their sole discretion deem necessary and appropriate to carry out the foregoing.

Capitalized terms used but not defined in this Amendment have the meanings otherwise assigned to them in the Declaration.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this Amendment as of the date first written above.

/s/ Karen Carnahan Karen Carnahan	/s/ Philip R. Cox Phillip R. Cox
/s/ William C. Gale William C. Gale	/s/ Susan J. Hickenlooper Susan J. Hickenlooper
/s/ Jill T. McGruder Jill T. McGruder	/s/ Kevin A. Robie Kevin A. Robie
/s/ Edward J. VonderBrink Edward J. VonderBrink	/s/ William H. Zimmer III William H. Zimmer III

Amendment to Amended and Restated Agreement and Declaration of Trust – Abolish Focused Fund, Large Cap Core Equity Fund, and Active Board Fund